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                               HAMBRECHT & QUIST GROUP
                               A CALIFORNIA CORPORATION

                              1995 RESTRICTED STOCK PLAN
                                1995 STOCK OPTION PLAN

                               HAMBRECHT & QUIST, L.P.
                           A CALIFORNIA LIMITED PARTNERSHIP

                          1995 LIMITED PARTNERSHIP UNIT PLAN

                      CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

                  THESE SECURITIES HAVE NOT BEEN REGISTERED WITH OR
                  APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION. THIS MEMORANDUM
                   DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION
                         IN WHICH AN OFFER IS NOT AUTHORIZED.


THE SHARES OF HAMBRECHT AND QUIST GROUP COMMON STOCK DESCRIBED HEREIN ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT AND A STOCK PURCHASE AGREEMENT CONTAINING CERTAIN REPRESENTATIONS, WARRANTIES, TERMS AND CONDITIONS, INCLUDING SUBSTANTIAL RESTRICTIONS ON TRANSFER. ANY SALES OF OR INVESTMENTS IN COMMON STOCK SHOULD BE MADE ONLY AFTER A COMPLETE AND THOROUGH REVIEW OF THIS MEMORANDUM AND THE PROVISIONS OF THE STOCK PURCHASE AGREEMENT AND THE SHAREHOLDERS' AGREEMENT. THE LIMITED PARTNERSHIP UNITS OF HAMBRECHT & QUIST, L.P. ARE SUBJECT TO THE PROVISIONS OF THE LIMITED PARTNERSHIP AGREEMENT AND A SUBSCRIPTION AGREEMENT CONTAINING CERTAIN REPRESENTATIONS, WARRANTIES, TERMS AND CONDITIONS, INCLUDING SUBSTANTIAL RESTRICTIONS ON TRANSFER. ANY SALES OF OR INVESTMENTS IN LIMITED PARTNERSHIP UNITS SHOULD BE MADE ONLY AFTER A COMPLETE AND THOROUGH REVIEW OF THIS MEMORANDUM AND THE PROVISIONS OF THE LIMITED PARTNERSHIP AGREEMENT AND THE SUBSCRIPTION AGREEMENT.

    Securities under the Plans are offered, as set forth herein, to eligible directors, officers and employees of and consultants to Hambrecht & Quist Group and its affiliated companies, as determined by Hambrecht & Quist Group's Board of Directors. For a description of the Securities being offered, see "Description of Common Stock" and "Description of Limited Partnership Units" in this Confidential Private Placement Memorandum.


                                     JANUARY 1996

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THE SALE OR TRANSFER OF THE SHARES DESCRIBED HEREIN IS RESTRICTED BY THE
PROVISIONS OF A SHAREHOLDERS' AGREEMENT, AS THE SAME MAY BE AMENDED, AMONG THE PARTIES NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OF SUCH SHARES, AND ALL OF THE PROVISIONS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE, WHICH AGREEMENT ALSO PROVIDES THAT IN CERTAIN EVENTS SPECIFIED THEREIN, THE SHARES OFFERED HEREBY MAY BE PURCHASED FROM THE HOLDER BY SUCH ISSUER OR ANY ASSIGNEE.


THE SALE OR TRANSFER OF THE LIMITED PARTNERSHIP UNITS DESCRIBED HEREIN IS RESTRICTED BY THE PROVISION'S OF THE LIMITED PARTNERSHIP AGREEMENT, AS THE SAME MAY BE AMENDED, AMONG THE PARTIES NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OF SUCH UNITS, AND ALL OF THE PROVISIONS OF WHICH ARE HEREBY INCORPORATED BY REFERENCE, WHICH AGREEMENT ALSO PROVIDES THAT IN CERTAIN EVENTS SPECIFIED THEREIN, THE UNITS OFFERED HEREBY MAY BE PURCHASED FROM THE HOLDER BY SUCH ISSUER OR ANY ASSIGNEE.


THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT, AN APPLICABLE EXEMPTION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS MEMORANDUM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HAMBRECHT & QUIST GROUP OR BY HAMBRECHT & QUIST, L.P.


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                                  TABLE OF CONTENTS

                                                                     PAGE

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

CHANGE IN CORPORATE STRUCTURE. . . . . . . . . . . . . . . . . . . .   1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

    1.  Illiquid Securities. . . . . . . . . . . . . . . . . . . . .   1
    2.  Dependence on Key Personnel. . . . . . . . . . . . . . . . .   1
    3.  Securities Industry Risks. . . . . . . . . . . . . . . . . .   1
    4.  Underwriting and Trading Risks . . . . . . . . . . . . . . .   2
    5.  Long-Term Investments. . . . . . . . . . . . . . . . . . . .   2
    6.  Regulation . . . . . . . . . . . . . . . . . . . . . . . . .   2
    7.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   2
    8.  No Dividends . . . . . . . . . . . . . . . . . . . . . . . .   2

DESCRIPTION OF SHAREHOLDERS' AND LIMITED
PARTNERSHIP AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . .   3

    1.  Right of First Refusal Option. . . . . . . . . . . . . . . .   3
    2.  Permitted Transfers. . . . . . . . . . . . . . . . . . . . .   3
    3.  Right of Repurchase. . . . . . . . . . . . . . . . . . . . .   4
    4.  Computation and Payment of Purchase Price. . . . . . . . . .   4
    5.  Option to Purchase Assets. . . . . . . . . . . . . . . . . .   4
    6.  Amendment or Termination of Agreements . . . . . . . . . . .   5
    7.  Investment Representations; Custody of Certificates. . . . .   5
    8.  Authority of Board of Directors. . . . . . . . . . . . . . .   5

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . .   5

DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . .   5

DESCRIPTION OF LIMITED PARTNERSHIP UNITS . . . . . . . . . . . . . .   6

DIVIDEND AND INVESTMENT POLICIES . . . . . . . . . . . . . . . . . .   6

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

    1.  General. . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.  Results of Operations. . . . . . . . . . . . . . . . . . . .   7
    3.  Investment Banking Activities. . . . . . . . . . . . . . . .   8
    4.  Brokerage Activities . . . . . . . . . . . . . . . . . . . .   8
    5.  Dealer and Market-Making Activities. . . . . . . . . . . . .   9
    6.  Research . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    7.  Venture Capital Activities . . . . . . . . . . . . . . . . .   9
    8.  H & Q Asia Pacific, Ltd. . . . . . . . . . . . . . . . . . .  10
    9.  Investment Advisory Activities . . . . . . . . . . . . . . .  11
    10. Regulation . . . . . . . . . . . . . . . . . . . . . . . . .  11


                                          i

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                             TABLE OF CONTENTS, CONTINUED


    11. Employees. . . . . . . . . . . . . . . . . . . . . . . . . .  13
    12. Properties . . . . . . . . . . . . . . . . . . . . . . . . .  13

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

    1.  Directors and Senior Executive Officers. . . . . . . . . . .  13
    2.  Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .  15

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .  16

PRINCIPAL UNIT HOLDERS . . . . . . . . . . . . . . . . . . . . . . .  17

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . .  17
LITIGATION AND CONTINGENT LIABILITIES. . . . . . . . . . . . . . . .  18
FINANCIAL STATEMENTS             . . . . . . . . . . . . . . . . . .  20


EXHIBITS

    Exhibit A - Description of the 1995 Stock Option Plan
    Exhibit B - 1995 Stock Option Plan
    Exhibit C - Description of the 1995 Restricted Stock Plan
    Exhibit D - 1995 Restricted Stock Plan
    Exhibit E - Shareholders' Agreement
    Exhibit F - Description of the 1995 Limited Partnership Unit Plan Exhibit G - 1995 Limited Partnership Unit Plan
    Exhibit H - Limited Partnership Agreement


                                         -ii-

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                                     INTRODUCTION

    This Confidential Private Placement Memorandum (the "Memorandum") describes Hambrecht & Quist Group ("H&Q Group") and Hambrecht & Quist, L.P. (H&Q LP) or, together with their subsidiaries, the "Firm" and the options to purchase Common Stock of H&Q Group to be issued under the 1995 Stock Option Plan (the "SOP"), the Common Stock of H&Q Group to be issued under the 1995 Restricted Stock Plan (the "RSP"), and the limited partnership units ("Units") of H&Q LP to be issued under the 1995 Limited Partnership Unit Plan (the "LPUP") (collectively referred to as the "Securities" and the "Plans"). Under the Plans, Securities are offered and sold exclusively to directors, officers and employees of and consultants to the Firm and its affiliated companies.

                            CHANGE IN CORPORATE STRUCTURE

    On May 1, 1995, Hambrecht & Quist LLC ("H&Q LLC") was formed as a successor to Hambrecht & Quist Incorporated ("H&Q Inc."), a wholly owned subsidiary of H&Q Group, and the contribution of securities and cash from H&Q LP. For their contributions, H&Q Group and H&Q LP became 70% and 30% owners of the new entity, respectively. References to the surviving entity, H&Q LLC, should also be considered references to the predecessor entity, H&Q Inc., if the context so requires.

                                     RISK FACTORS

    Substantial risks are inherent in the operation of a securities broker/dealer and in the investment in the Firm's Securities. Prospective
investors should consider, among other factors, the   following:

1.  ILLIQUID SECURITIES

    The Firm's Securities are illiquid and are subject to the restrictions on transfer and right of first refusal and repurchase options provided for in the Shareholders' Agreement and the Limited Partnership Agreement. See "Description of Shareholders' Agreement and Limited Partnership Agreement." Such restrictions on transfer and options limit the time and price at which security holders may transfer Securities. There is no established trading market for the Securities and there can be no assurance that one will ever develop.

2.  DEPENDENCE ON KEY PERSONNEL

    The operation of the Firm is dependent on the continued services of certain key personnel. The termination of any key employee's employment with the Firm could have a material adverse effect on its operations.

3.  SECURITIES INDUSTRY RISKS

    Risks are inherent in the nature of the securities business. The investment industry is affected by national and international economic conditions, broad trends in business-and finance and changes in legislation or regulation by governmental or other regulatory agencies. See "Business -- Results of Operations." The Firm's profits are heavily dependent on investment banking, "over-the-counter" and listed securities sales and trading profits and securities price levels.

    The Firm is particularly dependent on the market's receptiveness to securities offerings involving high growth companies in the technology, biotechnology, medical products, health care services, and branded consumer growth companies. Accordingly, revenues are subject to significant fluctuations from year to year. See "Business -- Results of Operations." Reduced

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trading volume and lower securities prices can result in lower commission and trading revenues and losses in trading inventory accounts and syndication positions. Operating and overhead expenses generally do not decline immediately or in direct response to reduced levels of business activity. In recent years, there has been increasing incidence of litigation involving the securities industry. See "Litigation".

4.  UNDERWRITING AND TRADING RISKS

    In connection with both the participation in securities underwriting and the maintenance of trading positions in securities, the Firm is exposed to substantial risk of loss from fluctuations in the market price of securities. There can be no assurances that the Firm will not be exposed to future market volatility given its capital commitment to market making activities. In addition, as an underwriter, the Firm is subject to risk of substantial liability, expense and adverse publicity resulting from claims against underwriters that may be made under the federal and state securities laws.

5.  LONG-TERM INVESTMENTS

    The Firm has invested a significant portion of its total assets in venture capital and similar long-term investments, which are illiquid and subject to a high degree of risk. A decline in the value of these investments would result in a decrease in the Net Book Value of the Firm and a reduction in the value of the Firm's Securities as presently computed. Furthermore, due to their illiquidity, long-term investments are not immediately available to satisfy the regulatory capital needs of H&Q LLC.

6.  REGULATION

    H&Q LLC is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") and the securities regulatory authorities of each state, and is a member of the National Association of Securities Dealers and the New York, American, Midwest and Pacific Stock Exchanges. The Firm's investment advisory and venture capital activities are also subject to various securities laws. Failure to comply with applicable laws or regulations could result in censures, fines, suspensions or expulsions which could have a materially adverse effect on the Firm's business and financial condition. See "Business -- Regulation."

7.  LITIGATION

    Litigation risks arise not only from the Firm's traditional investment banking and securities brokerage activities, but also because the Firm's venture capital funds have substantial investments in, and its officers and employees may be directors of, a number of companies which may experience significant fluctuations in operating results and stock prices. Securities suits frequently purport to be brought for the benefit of large classes of investors and typically seek substantial amounts in damages. The Firm has been named as a defendant in a number of such suits. If the plaintiffs in such suits are successful, the damage awards or settlement amounts payable by the Firm could be substantial and could have a significant adverse effect on the Firm's financial condition. See "Litigation and Contingent Liabilities."

8.  NO DIVIDENDS

    The Firm does not intend to pay dividends on, or make any other distributions with respect to, its Common Stock. H&Q LP willl, however, use its best efforts to distribute cash to limitedpartners to facilitate their payment of current tax obligations; there can be no assurane, however, that such distributions will be made. (See "Description of Limited Partnership Units").

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                  DESCRIPTION OF SHAREHOLDERS' AGREEMENT AND LIMITED
                                PARTNERSHIP AGREEMENT

    Each person who acquires Securities through purchase under the RSP or the LPUP, or pursuant to the exercise of an option issued under the SOP ("Securityholder"), will be required to enter into a Shareholders' Agreement or in the case of limited partnership units, a Limited Partnership Agreement, providing for (a) a right of first refusal option in favor of the Firm and its other shareholders or limited partners in the event he of she desires to sell or otherwise transfer Securities (except in limited circumstances), and (b) a right of repurchase in favor of the Firm and its other shareholders or limited partners upon termination of employment.


    THE RESTRICTIONS IMPOSED BY THE SHAREHOLDERS' AGREEMENT AND LIMITED PARTNERSHIP AGREEMENT HAVE A SUBSTANTIAL EFFECT ON THE ECONOMIC AND OTHER CHARACTERISTICS OF AN INVESTMENT IN THE SECURITIES. THE FOLLOWING SUMMARY IS NOT A COMPLETE DESCRIPTION OF EITHER OF THESE AGREEMENTS. A COPY OF THE FULL TEXT OF THE AGREEMENTS IS ATTACHED TO THIS OFFERING CIRCULAR AS EXHIBITS E AND H, RESPECTIVELY. ALL PROSPECTIVE PURCHASERS OF SECURITIES ARE URGED TO REVIEW THE FULL AGREEMENTS CAREFULLY.

1.  RIGHT OF FIRST REFUSAL OPTION

    The Shareholder's Agreement and the Limited Partnership Agreement provide that, except as described in "Permitted Transfers" below, no Securityholder may transfer or encumber any Securities in any manner without first notifying the Firm of the terms (including price) of the intended transfer or encumbrance. Upon such notice, the Firm has the exclusive option for 60 days to purchase all of the Securities proposed to be transferred at the the price stated in the notice.

    The Board has the right to waive or assign the right of first refusal option. If such option is waived or expires unexercised (which could have adverse tax consequences for the Securityholder), the Securityholder is entitled to complete the proposed transfer on the terms described in the notice at any time within 60 days.

    No purported transfer of Securities in violation of the Shareholder's Agreement or the Limited Partnership Agreement is valid or effective.

2.  PERMITTED TRANSFERS

    For the purpose of accommodating Securityholders' estate planning needs, limited transfers of Securities may be made, provided that (a) each transferee becomes a party to the applicable agreement, and (b) the Firm and its counsel are satisfied that the restrictions imposed by the applicable agreement have become legally binding on such transferee and such transfer complies with all applicable laws and regulations and will not subject the Firm or any affiliated entity to any additional regulatory requirements. The only transfers permitted by this provision are (i) gifts by a Securityholder to one or more trustees for the benefit of the transferor or his spouse or descendants, and (ii) transfers by such a trustee or custodian back to the original transferor.

It should be noted that further transfers may not be made by trustees or custodians to beneficial owners other than the original transferor.

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3.  RIGHT OF REPURCHASE

    Under the Shareholder's Agreement and the Limited Partnership Agreement, the Firm has the right (for a period of 90 days from the date the Firm is advised of such event having taken place), BUT NOT THE OBLIGATION, to repurchase any or all Securities held by a Securityholder who has his employment with the Firm or any affiliated entity terminated for any reason.

    The purchase price of any Securities repurchased in connection with the Firm exercising its right to repurchase is equal to the then fair market value of the Securities as determined in good faith by the Board. One of the factors considered in determining fair market value will be the Securities' Net Book Value as of the end of the calendar quarter preceding the event giving rise to the repurchase.

    The right of repurchase is waived in the case of any employee who confirms to the Firm in writing within ten days after resignation or termination, of employment that he has not and does not intend to become employed by any other broker-dealer or any investment adviser within the next two years, and who also agrees that in the event he nevertheless does become so employed, he shall immediately notify the Firm and offer to the Firm the right to repurchase his Securities for a period of ninety days at Net Book Value as of the last business day of the calendar quarter immediately preceding his resignation or termination of employment. The Board has the right to assign or further waive the right of repurchase.

    The right of repurchase terminates upon an initial public offering of the Securities.

4.  COMPUTATION AND PAYMENT OF PURCHASE PRICE

    The term "Net Book Value" of the Firm means the sum of H&Q Group's consolidated shareholders' equity and H&Q LP's consolidated Member's Equity, as determined by the Board in accordance with generally accepted accounting principles, subject, however, to special procedures (to the extent they may differ from generally accepted accounting principles) to determine the fair value of investment entities, securities and exchange memberships.

    The price of any Securities purchased under the right of first refusal option or the right of repurchase will be paid to persons who are not officers, directors or consultants to the Firm by check for the amount of the purchase price. Subject to the additional limitations described below, for officers, directors and consultants of the Firm, an amount up to 2% of the Firm's total Net Book Value will be paid by check promptly after determination of the purchase price; any amount in excess of 2% of the Firm's total Net Book Value will be paid by delivery of one or more unsecured interest-bearing promissory notes payable over a period of up to three years, as described more fully in the Shareholder's Agreement and the Limited Partnership Agreement.

    Aggregate payments to repurchase Securities from officers, directors or consultants in any 12-month period may not exceed 20% of the Firm's total Net Book Value unless the Board waives the 20% limit. If the 20% limit is enforced, payments to all affected persons will be delayed until such time as payments can be made without exceeding the limit. In no event may the Firm make any payment to a former Securityholder who is an officer, director or conultant if the payment would violate or subject the Firm or any affiliated entity or individual to liability under any applicable law, rule or regulation. Interest will accrue on all payments which are delayed as a result of the foregoing limitations.

5.  OPTION TO PURCHASE ASSETS

    If the amount of Common Stock being repurchased from a Shareholder constitutes 2% or more of H&Q Group's outstanding Common Stock, the Shareholder will have the option (subject to certain limitations) to purchase from H&Q Group for cash, at the values used in computing the

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fair market value of the Common Stock being repurchased, a pro rata portion of the Firm's securities and other assets held for investment. If the amount of Units being repurchased from a limited partner constitutes 2% or more of H&Q LP's outstanding Units, the limited partner will have the option (subject to certain limitations) to purchase from H&Q LP for cash, at the values used in computing the fair market value of the Units being purchased, a pro rata portion of H&Q LP's securities and other assets held for investment.

6.  AMENDMENT OR TERMINATION OF AGREEMENTS

    The Shareholders' Agreement may be amended or terminated only with the consent of the, Firm and Shareholders holding a majority of the Securities outstanding on the effective date of the amendment. However, no amendment which materially increases the restrictions imposed upon, or materially and adversely alters the computation or payment of the purchase price of, any Securities will be applicable to such shares until the holder has consented to the amendment.
By signing the Shareholder's Agreement, each Shareholder appoints each of the officers of the Firm his attorney-in-fact to execute any amendment to the Shareholder's Agreement for the sole purpose of adding or deleting Shareholders or making other non-substantive changes. Similar provisions are found in the Limited Partnership Agreement.

7.  INVESTMENT REPRESENTATIONS; CUSTODY OF CERTIFICATES

    The Shareholder's Agreement and the Limited Partnership Agreement contain customary representations by each Securityholder that he is acquiring Securities solely for his own account and not with a view to any sale or distribution thereof. All certificates will bear restrictive legends describing the various legal and contractual restrictions on the transfer of Securities, and the Firm's transfer records will contain appropriate notations of such restrictions. The Secretary of the Firm will hold certificates in escrow for Shares or Units subject to vesting provisions or purchased with a promissory note.

8.  AUTHORITY OF BOARD OF DIRECTORS

    Although it is contemplated that each person who acquires Common Stock will become a party to the Shareholders' Agreement, the Board is authorized to waive this requirement in any case and to permit any person to acquire Common Stock at any time, from H&Q Group or otherwise, without becoming subject to the Shareholders' Agreement. The Board is also authorized to release any shareholder or shares of Common Stock from coverage under the Shareholders' Agreement, although such an action could have adverse tax consequences for the shareholder.

                                   USE OF PROCEEDS

    All cash proceeds to H&Q Group from sales of Common Stock and to H&Q LP from sales of Units under the Plans will be used by the Firm as general working capital to support the Firm's operations. No part of the proceeds from the Plans has been allocated for any particular purpose.

                             DESCRIPTION OF COMMON STOCK

    H&Q Group is currently authorized to issue up to 10,000,000 shares of Common Stock and is not authorized to issue any shares of preferred stock or other capital stock. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, except that holders are entitled to cumulate their votes in the election of directors. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. See "Dividend and Investment Policies." Upon any liquidation or dissolution of H&Q Group, the assets of H&Q Group remaining after satisfaction of all liabilities and obligations would be distributed ratably among the holders of Common Stock. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the shares of Common Stock are fully paid and non assessable and holders thereof are not liable to further calls or assessments by the issuer. There were 3,645,839 shares of Common Stock, and options covering 733,607 shares (which includes 362,005 options issued outside of the 1985 Stock Option Plan and 152,000 options which the Firm has agreed to issue pending qualification with the California Department of Corporations) of Common Stock, outstanding as of September 30, 1995.

                       DESCRIPTION OF LIMITED PARTNERSHIP UNITS

    Class A Units may only be issued to shareholders of H&Q Group, and Class B Units may only be issued to holders of options to purchase the Common Stock of H&Q Group, at a ratio of one Class A Unit for every fifty shares of Common Stock of H&Q Group held, and one Class B Unit for every option to purchase fifty shares of Common Stock of H&Q Group held. Class B Units are converted to Class A Units upon the exercise of options to purchase the Common Stock of H&Q Group. Class B Units for which the option to purchase H&Q Group Common Stock has lapsed are repurchased by H&Q LP at the original purchase price for each Class B Unit. Except with respect to the identity of the persons who may hold Class B Units, and the conversion and purchase provisions specified above, Class A Units and Class B Units are identical.

    H&Q LP is currently authorized to issue up to 200,000 Class A Units and 50,000 Class B Units, and is not authorized to issue any other class of partnership units. Holders of Class A and Class B Units are entitled to one vote per Unit on all matters to be voted on by limited partners. The General Partner must make reasonable efforts to make distributions as necessary to the holders of Units to cover their federal and state income tax liabilities. Upon any liquidation or dissolution of H&Q LP, the assets of H&Q LP remaining after satisfaction of all liabilities and obligations would be distributed ratably among the holders of Units. All of the outstanding Units are fully paid and non assessable. There were 72,917 Class A Units and 14,672 Class B Units outstanding as of September 30, 1995.

                           DIVIDEND AND INVESTMENT POLICIES

    H&Q Group plans to retain all of its net income as working capital or for investment in fixed assets or investment securities. Accordingly, H&Q Group does not plan to pay any dividends on Common Stock for the foreseeable future. A substantial part of the Firm's income and financial resources is expected to be provided by H&Q LLC, which is subject to significant restrictions on its ability to pay dividends to H&Q Group. See "Business-Regulation."

    H&Q LP plans to make distributions as necessary to holders of Units to cover estimated individual tax liabilities based on estimated K-1 income.

                                       BUSINESS

1.  GENERAL

    The Firm, with its subsidiaries and affiliates, is a venture capital and investment banking firm founded in 1968 which serves companies in the technology, life sciences, consumer products, environmental and service industries exhibiting substantial growth potential, and investors interested in such companies. The Firm conducts its business nationally as well as internationally (primarily in Europe and the Pacific Rim). It provides venture capital, securities brokerage and investment banking services to individual, corporate and institutional clients and makes markets in approximately 297 over-the-counter securities. The Firm's broker-dealer subsidiary, H&Q LLC, is a member of the New York, American, Pacific and Midwest Stock Exchanges as well as the National Association of Securities Dealers, Inc. and Options Clearing Corporation.
                                         -6-

    H&Q Group operates primarily as a holding company with five operating subsidiaries or associated entities: H&Q LLC (a 70%-owned subsidiary of H&Q Group which conducts investment banking and securities broker-dealer activities), Hambrecht & Quist Venture Partners (a venture capital management partnership in which H&Q Group has a general partnership interest ("H&QVP")), H&Q Asia Pacific, Ltd. (a 50% owned subsidiary), and Hambrecht & Quist Capital Management, Inc. (a wholly-owned subsidiary of H&Q Group which is a registered investment adviser)("HQCM").

    H&Q LP, a sister company to H&Q Group, primarily operates as the managing partner of the broker/dealer subsidiary with a 30% ownership interest and is also the limited partner of H&Q Guaranty Finance, L.P. and a member of OptionsLink LLC, 70% and 80% ownership interests, respectively.

    The Firm is headquartered in San Francisco and also has offices located in New York, Boston, La Jolla (California), Taipei, Hong Kong, Manila, Bangkok, Kuala Lumpur, Jakarta, and Singapore. The Asia Pacific offices are involved primarily in venture capital activities. The New York office carries out investment banking, trading, research, and institutional, international and retail sales activities. The Boston office provides investment banking, money management, institutional and retail sales services.

    The Firm's primary objective is to provide a full range of securities services to high-quality emerging growth companies, as well as to investors in such companies. Typically, these companies will have a high technology, health care, or branded consumer orientation and will exhibit high growth potential because of special characteristics in their product offering, market approach or management capability. The Firm is one of the few investment banks seeking to provide the continuum of support needed by such companies: during their start-up years, with venture financing; through their high growth years, with private placements and underwriting of initial public offerings; and through their years of mature growth and expansion, with research coverage, market-making, follow-on equity and debt placements and merger and acquisition capability.

    Since 1968, the Firm has managed or co-managed over 560 public offerings totaling more than $20.0 billion and has been a major investor in over 450 venture capital investments. In addition, the Firm participates in other underwritings managed by the major investment banking firms of Wall Street.

2.  RESULTS OF OPERATIONS

    The Firm operates primarily as a venture capital company and a broker-dealer. The Firm makes venture investments and earns fees and override distributions from the management of venture investment partnerships. The Firm's broker-dealer subsidiary, H&Q LLC, derives its revenues from the sale of securities to institutional and individual investors, trading as a principal in securities, underwriting activities, fees earned advising others on mergers and acquisitions, issuing valuation opinions and from its private placement activities. Other operating subsidiaries primarily earn revenues from investment management activities.

    COMBINED H&Q GROUP AND H&Q LP RESULTS FOR FISCAL 1995

    Pretax operating income for fiscal 1995 was $40.9 million compared to $16.1 million for the previous year. Securities/investment gains were $33.2 million versus $13.1 million in fiscal 1994. Net income for the year was $51.6 million compared to $19.1 million for the previous year.

    Total revenues increased to $185.6 million from $108.3 million. The increase is primarily attributable to a $41.1 million, or 141%, increase in underwriting revenue due to the heavy underwriting calendar in fiscal 1995. The Firm managed or co-managed 71 underwritings compared to 36 the previous year. Operating expense for the year was $144 million compared to $91.9 million the previous year. This increase was primarily due to compensation expense related to the increase in revenues, as well as a 17% increase in personnel. The largest component of securities/investment gains was the mark-up of the Firm's position in Bisys (formerly Concord), accounting for $19.9 million and $5.3 million in fiscal 1995 and 1994.

    YEARS ENDING SEPTEMBER 30, 1994 AND 1993

         NET INCOME     Net income for fiscal 1994 was $13.7 million compared
to $15.3 million in fiscal 1993. Operating profits dropped $10 million between fiscal '93 and '94, but securities gains increased $7.7 million due mainly to the gain in the aforementioned Concord Holding Corporation.

         REVENUES The Firm's consolidated revenues were $108.3 million in fiscal 1994 compared to $109 million in 1993.

         EXPENSES The increase in operating expenses between fiscal 93 and 94 was directly attributable to the increased staffing and businesses added in the year. Also, some key personnel had 50% of their salaries charged to operating expense rather than directly to pools to provide for their administrative capacities on a firmwide basis.

3.  INVESTMENT BANKING ACTIVITIES

    As an investment banking Firm, the Firm acts as an underwriter of securities for technology, life sciences, services (including healthcare, information, environmental and business services) and branded consumer product companies in both initial public offerings and subsequent issues. Mergers and acquisitions, private placements and other financial advisory services are also provided.

    In addition to the market risks and their economic effects described above, there are other significant risks involved in the underwriting of securities, especially initial public offerings. Such securities have demonstrated a much higher than average price volatility. Also, many companies underwritten by the Firm have a minimal operating history on which the pricing of such issues can be based. If the securities underwritten cannot be sold in whole, or in part at the public offering price, the Firm is exposed to potential losses which could significantly impair its financial condition.

4.  BROKERAGE ACTIVITIES

    As a securities broker, H&Q LLC acts as agent for its customers in the purchase and sale of securities traded on exchanges or in the over-the-counter market. A major portion of its revenues is derived from commissions on such transactions. The Firm's own personnel execute the majority of over-the-counter agency and New York Stock Exchange securities transactions, and independent floor brokers execute most orders on the American, Pacific and Midwest Stock Exchanges which are not routed to the various exchanges' small order execution systems.

    The commission rate schedule for both exchange and over-the-counter transactions is determined by management. Institutional sales are most often executed at negotiated rates, whereas commissions on retail sales are generally negotiated only on large transactions. There is pressure from institutional buyers on commissions charged by brokerage firms.

    The Firm has established approximately 30,000 brokerage accounts with customers located throughout the United States, Europe and Asia of which a significant percentage are financial institutions. Institutional investors include mutual funds, banks, insurance companies, investment advisers, pension funds, foundations and endowment funds. A substantial majority of the Firm's brokerage revenue has historically been derived from institutional accounts. The Firm also derives a substantial portion of its revenues from foreign sources, primarily in Western Europe and Japan.

    The most significant portion of the Firm's brokerage business is in the over-the-counter market. However, a wider variety of products has been made available to customers, including listed stocks and bonds, listed options and municipal bonds.

    H&Q LLC self-clears its brokerage business through Lewco Securities Corporation. Lewco is a joint venture with Schroeder Wertheim, Inc., and it provides operations and computer services to the Firm.

5.  DEALER AND MARKET-MAKING ACTIVITIES
    H&Q LLC makes over-the-counter markets in approximately 297 securities. When the Firm has been the managing or co-managing underwriter of a securities offering, it generally makes a market in that security following completion of the offering. The Firm's market-making activities are conducted with other dealers in the "wholesale" market through the use of NASDAQ and a network of direct lines and in the "retail" market in which, as dealer, the Firm buys from and sells to its own customers.

    So long as it holds securities in inventory, the Firm is exposed to all of the customary risks of securities ownership, including the substantial risk of fluctuations in market value. It is anticipated that the Firm's market-making activities will continue in the future.

6.  RESEARCH

    An experienced institutional research team provides analytical coverage spanning a number of industries with a focus primarily on life sciences, technology, services and branded consumer products companies. In addition to continual monitoring and publishing reports and investment studies on over 300 such companies, the research team publishes comprehensive investment studies on emerging areas of electronic and life sciences technology. The research team also assists in screening and/or evaluating financing for the Firm's venture capital and corporate finance groups.

7.  VENTURE CAPITAL ACTIVITIES

    The Firm makes venture investments for itself and on the behalf of others. At September 30, 1995 the Firm owned direct investments in emerging growth companies and in venture investment companies totaling $58.8 million. In addition, in August, 1992, the Firm began a program of making investments for others for which it receives override rights but no management fee. As of November 30, 1995, $35.7 million had been invested under this program.

    The Firm's venture capital activities are carried out primarily by H&QVP. H&QVP and other affiliated general partnerships presently manage five offshore venture capital funds (Venture Associates (BVI) Limited, Anglo-Continental Venture Investors (BVI) Limited, H&Q Ventures International C.V., Phoenix Venture (BVI) Limited, and H&Q Taiwan Ventures), and four domestic venture capital funds (H&Q Environmental Technology Fund, H&Q Ventures II, H&Q Ventures III and H&Q Ventures IV). Through H&Q Asset Management Ltd., H&QVP is the manager of London American Growth Fund, a publicly traded investment company. H&QVP also provides investment advisory services (for a portion of the portfolio) to Ivory & Sime Enterprise Capital, a publicly traded investment company in the United Kingdom. The funds managed by H&QVP and its affiliates have original committed capital in excess of $300 million. In addition, H&Q Group, through other affiliates, manages one corporate partnership, Adobe Ventures, a $40 million fund.

    As general partner or fund manager, H&QVP or one of its affiliates generally receives cash management fees as well as a share of the net gain ("override"), if any, of each of the funds it manages. As a general partner of the venture management partnerships, H&Q Group receives a portion of such override units. The aggregate cash management fees generated by these venture management activities are generally greater than or equal to the total expenses of the venture capital group.

    Management of H&QVP's venture capital is performed by William R. Hambrecht, who serves as Managing Director of the group, with support from seven other partners. H&QVP's venture capital staff includes approximately 11 other individuals.


    The Firm also serves as a minority general partner of H&Q LSV Managers, H&Q LST Managers I, Northwest Venture Management Company, Wescot Management Company and H&Q ETF Principals. These venture capital management partnerships include other partners, and each partnership acts as general partner of one or more venture capital funds with an investment focus on companies in a particular industry. The Firm is also a limited partner of the general partner of LGM Associates and Enterprise Management Partners, venture capital management partnerships which include other individual partners located in Menlo Park and Newport Beach, California, respectively.

8.  H&Q ASIA PACIFIC, LTD.

    H&Q Asia Pacific, Ltd. ("H&Q AP") was established in February 1990 as the corporate successor to a business effort initiated by H&Q Group in 1985 with a view toward creating one of the leading private equity investment firms of the Asia Pacific region. Today H&QAP employs approximately 53 employees including 29 professionals who operate from headquarters in San Francisco and offices in Bangkok, Manila, Singapore, Hong Kong, Kuala Lumpur, Jakarta, and Taipei. H&QAP manages ten venture funds with over $300 million of capital. H&QAP's professional employees own 50% of its equity with the balance being held by H&Q Group. Dr. Ta-lin Hsu, a Managing Director of H&Q Group, is the Chairman of H&Q AP.

    Established in July 1986, H&Q Taiwan Co., Ltd. is a joint venture between H&QAP (80%) and ORIX Capital (10%) and Baring Brothers (10%) and is the manager of two fund companies, HanTech Venture Capital Corporation and HanMore Venture Capital Investment Corporation. HanTech is a US$28 million venture capital company formed in 1986. In 1990, US$7 million of HanTech's profits were capitalized following realization of several of the fund's early investments. Approximately US$10 million of HanTech's original capital was used to form H&Q Taiwan Ventures, C.V., which co-invests with other funds managed by H&Q Group in U.S.-based technology and healthcare companies. HanMore is a US$16 million fund established in 1989 for investment in high technology companies in Taiwan and the U.S. M.R. Lin is President of H&Q Taiwan.

    H&Q Philippines, Inc. was established in 1988 and is the manager of H&Q Philippine Ventures, Inc., a venture capital fund organized in 1988 with the assistance of the Asian Development Bank (ADB). This fund has committed capital of US$16 million from international institutions as well as from leading local corporations. H&Q Philippines is also the Manager of H&Q Philippines Ventures II, Inc., a US$16 million fund which closed in 1994. Eduardo David is the President of H&Q Philippines.

    H&Q Asia Pacific Venture Management Pte Ltd. (H&QAPVM) was established in Singapore in 1988 to pursue venture capital investments in the countries of the Association of Southeast Asian Nations (ASEAN). In November of 1988, ASEAN Fund Limited, a US$150 million fund raised by Nomura Securities, selected our firm to establish and manage a portfolio of investments in unlisted companies. With approximately US$14 million allocated for this purpose,

H&QAPVM began making investments in early 1989. H&QAPVM is also the manager of H&Q Asia Ventures Ltd., a Singapore-based fund with capital of approximately US$26 million. William Seymour is Managing Director of H&QAPVM.

    In 1990, H&QAP teamed up with two prominent Thai institutions -- Bangkok Bank Limited and Asia Securities Trading Co., Ltd. -- to form a joint venture company in Thailand. Today, H&Q (Thailand) Ltd. provides consulting services to H&Q BVI Limited, which is engaged primarily in the management of Siam Ventures N.V., a US$20 million fund which seeks to provide expansion capital to unlisted companies based in Thailand. Virapan Pulges is the Managing Director of H&Q (Thailand), and William Chao is the Managing Director of H&Q BVI Limited.

    In 1991, H&QAP was selected by the Overseas Private Investment Corporation (OPIQ to manage the Asia Pacific Growth Fund, which is a US$75 million fund that closed in 1992, The fund invests in rapidly growing companies in the ASEAN countries, Taiwan and Micronesia. OPIC is a self-sustaining agency of the U.S. government which provides political risk insurance and loan guarantees to U.S. businesses.

    In 1993, H&Q AP formed a joint venture with the Malaysia Technology Development Corporation to form a venture management company in Kuala Lumpur. MTDC-H&Q Venture Capital Management Sdn Bhd manages Malaysia Technology Venture One Sdn Bhd a US$14 million fund. Additionally, in 1995, a second fund, Malaysia Technology Ventures 11 Sdn Bhd was closed with committed capital of US$25.8 million.

    In 1994, H&Q AP teamed up with Aetna Investment Management (Bermuda) Holding Limited and Bank of China Trust & Consultancy Company to raise and manage the China Dynamic Growth Fund, L.P. This fund will focus on private equity investments in China and currently has committed capital of US$76 million.

    H & Q Asia Pacific (Hong Kong) Limited also provides advisory services for the funds portfolio companies.

9.  INVESTMENT ADVISORY ACTIVITIES

    HQCM is an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act"). Organized in October 1986, HQCM manages H&Q Healthcare Investors, a registered investment company funded in a public offering co-managed by H&Q LLC in April 1987 with total assets as of September 30, 1995 of approximately $120 million. In May 1992 HQCM completed the successful offering of H&Q Life Sciences Investors, also a registered investment company for which H&Q LLC was also co-manager. In addition, a rights offer by that fund was successfully concluded in January, 1994. It had total assets as of September 30, 1995 of approximately $ 100 million.

    Atlantic Investment Advisers, Inc. is a registered investment adviser that is a wholly-owned subsidiary of HQCM. H&Q Asset Management Ltd. ("HQAM") is a London-based asset management company (wholly owned by H&Q Group) that manages the investments of H&Q London Ventures (LAVT). H&Q Investment Advisers, Inc. ("HQIA") is a Boston-based investment adviser registered under the Investment Advisers Act of 1940. HQIA manages the portfolios of individual investors.

11. REGULATION

    The Firm is subject to regulation by governmental authorities, securities exchanges and other self-regulatory organizations. These regulations are primarily intended to benefit the Firm's customers rather than its shareholders or employees.

    As a registered broker-dealer, H&Q LLC is subject to the Securities and Exchange Commission (the "SEC") Uniform Net Capital Rule 15c3-1 (the "Rule") and the capital rules of the New York Stock Exchange, Inc. (the "Exchange"), of which H&Q LLC is a member. H&Q LLC has elected to compute its net capital requirements under the "alternative" method, which requires net capital to be the greater of $1,000,000 or 2% of the aggregate debit balances arising from customers' transactions, as defined under the Rule. As of September 30, 1995, the Firm's net capital exceeded required minimum net capital by approximately $28.2 million. The Rule provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital of a broker-dealer would be less than the amounts required under the Rule. Accordingly, the payment of dividends and advances to H&Q Group by H&Q LLC is limited to excess net capital under the most restrictive of these requirements.

    H&Q LLC is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 (the "Exchange Act"). The Exchange Act regulates securities exchanges and many aspects of the business of a registered broker-dealer, including the hypothecation of securities held for customers' accounts and certain trading activities such as short-selling and stabilization. Pursuant to the Exchange Act, the Board of Governors of the Federal Reserve System has adopted regulations regarding margin requirements of broker-dealers.

    H&Q LLC is also a member of the National Association of Securities Dealers, Inc. (the "NASD"). The NASD has promulgated rules governing member Firms to promote just and equitable principles of trade, including guidelines respecting the amount of commissions or markup which a broker-dealer or underwriter may charge for its services, requirements for the underwriting, sale and distribution of securities, rules governing the administration of customers' margin accounts, and the requirement that salesmen take qualifying examinations. All persons employed as account executives, office managers and securities traders are required to be registered with the NASD.

    H&Q LLC is registered as a broker-dealer and is subject to regulation under the securities or "blue sky" laws of most states. These laws impose certain restrictions on the manner in which securities may be advertised and sold and also require the registration or licensing of personnel and the filing of reports.

    The Firm is also subject to the various provisions of the Securities Act of 1933 (the "Securities Act") and to other provisions of the Exchange Act and state laws which impose penalties and civil liabilities for fraud, manipulation and unfairness in the conduct of securities transactions.

    As registered investment advisers, HQCM, Atlantic Investment Advisers, Inc. and HQIA are subject to regulation by the SEC under the Advisers Act and by the California Department of Corporations and/or other state regulatory agencies. HQAM is a member of and is subject to regulation by the Investment Management Regulatory Organization Limited in London, England.

    The venture capital funds managed by H&Q Group and its affiliates are relying on exemptions from the Investment Company Act of 1940 and the Advisers Act to avoid regulation under such acts. A failure to qualify for such exemptions in the future could have a material adverse effect on the manner in which the funds carry out their investment activities and on the compensation received by the Firm from the funds.

    Violations of federal or state laws or the regulatory provisions of the agencies or authorities having jurisdiction over the Firm could subject it or its employees to disciplinary proceedings or civil or criminal liability, including revocations of licenses, censures, fines or temporary or permanent suspension from the conduct of its business. Such proceedings could have serious adverse effects upon all phases of the Firm's business.

12. EMPLOYEES

    As of September 30, 1995, the Firm had approximately 500 full-time employees, of whom 221 were engaged in sales and sales support functions (including brokerage, market making and operations), 90 were engaged in investment banking, 54 were engaged in research, 48 were engaged in venture capital and investment advisory activities, and 87 were engaged in management, administration and general support functions.

13. PROPERTIES

    The Firm's facilities (a total of approximately 160,000 square feet) are leased. The leases for these offices have terms ranging from 1 to 10 years with options. The annual rent for offices of the Firm in fiscal 1995 was $4.6 million (including subtenant income). The Firm's annual rent in fiscal 1996 is projected to be $4.9 million.


                                      MANAGEMENT

1.  DIRECTORS AND SENIOR EXECUTIVE OFFICERS

    As of September 30, 1995, the directors and senior executive officers of H&Q Group and H&Q LLC are as follows:




                                            H&Q GROUP                     H&Q LLC
    NAME                     AGE            OFFICE(S)                     OFFICE(S)
    ----                     ---            ---------                     ---------

  William R. Hambrecht       60        Chairman of the Board         Chairman of the Board
                                            of Directors                  of Directors

  Daniel H. Case III         38             President,                    President,
                                       Chief Executive Officer       Chief Executive Officer
                                            and Director                  and Director

  William R. Timken          60        Vice Chairman                 Vice Chairman

  Paul L. Hallingby          49                                      Executive Vice President

  Cristina M. Morgan         43                                      Senior Vice President

  David M. McAuliffe         46                                      Senior Vice President

  Bruce M. Lupatkin          39                                      Senior Vice President

  Raymond J. Minehan         54        Vice President and            Senior Vice President and
                                       Chief Financial Officer        Chief Financial Officer

  Steven N. Machtinger       46    Vice President, General Counsel     Senior Vice President,
                                            and Secretary                 General Counsel
                                                                           and Secretary

  William E. Mayer           55               Director

  Howard B. Hillman          61               Director

  Edmund H. Shea, Jr.        66               Director

  Lawrence J. Stupski        50               Director


    William R. Hambrecht is Chairman of H&Q Group and its principal subsidiary, H&Q LLC. He has continuously served as an officer, director or principal of those entities or their predecessors since he and the late George Quist co-founded Hambrecht & Quist in 1968. Mr. Hambrecht also serves on the Board of Directors of Adobe Systems, Inc., Redbrick Systems, Inc., Castelle, Vanguard Airlines, Inc. and several private companies. He holds a B. A. degree from Princeton University.

    William R. Timken has been a Director of the Firm since its incorporation in 1983 and was made Vice Chairman in April of 1992. He was a founder and managing general partner of Hambrecht & Quist (the predecessor partnership). He heads the Firm's syndicate department.

    Daniel H. Case III joined the firm in 1981 as an associate in the Corporate Finance Department. He has also served as an associate in the Venture Capital Group, both in San Francisco and London. Mr. Case rejoined Corporate Finance and became its Managing Director and a Senior Vice President of the Firm in December of 1987. In October of 1989 he was elected Executive Vice President. In April of 1992 he was elected President and Co-Chief Executive Officer and elected a Director of H&Q Group. He was elected Chief Executive Officer in October 1994.

    Paul L. Hallingby joined the Firm in 1983 as an institutional salesman. He was named Managing Director of the Research Department in June of 1988, and was elected Executive Vice President in October of 1990. In July 1992 he was named Managing Director of Sales and Trading.

    Cristina M. Morgan joined the firm in 1982 as an Associate Analyst in the Research department. In 1985 she transferred to the position of Principal in the Corporate Finance department. In 1990 Ms. Morgan was elected Managing Director and Head of Technology Equities Group in Corporate Finance and in 1992 she was named Co-Head of Investment Banking.

    David M. McAuliffe joined H&Q Group during July 1995 as Managing Director & CoHead of Investment Banking. Prior to joining the Firm, David spent twenty years in Investment Banking and Merchant Banking at Kidder Peabody & Co. At Kidder Peabody & Co., David served as Executive Managing Director and Co-Head of the Global Investment Banking Division. He also served on Kidder's Executive Committee, Management Committee and Board of Directors. David currently serves on H&Q Group's Operating Committee and Commitment Committee.

    Bruce M. Lupatkin joined the Firm in 1984 as a Research Analyst. In 1990 Mr. Lupatkin was appointed Co-Head of Technology Strategy, and in 1991 was promoted to Managing Director. In 1992 he was named Co-Head of Research and also became a member of the Operating Committee. During October, 1994 Mr. Lupatkin assumed the title of Director of Research and assumed responsibility for management of the west coast Institutional Sales Group.

    Raymond J. Minehan came to the Finn as Managing Director and Chief Financial Officer in November of 1989. Prior to joining that, he had been with Arthur Andersen & Co. in San Francisco since 1972, and had been a partner with that firm since 1984.

    Steven N. Machtinger joined the Firm in 1988 as Vice President and General Counsel. In 1990, he was elected a Managing Director. Prior to joining the Firm, he spent 5 years at Birr Wilson Securities as Executive Vice President and General Counsel. He was an attorney with the Securities and Exchange Commission from 1974 to 1983.

    William E. Mayer was elected to the Board of Directors in April of 1992.
In October, 1992 Mr. Mayer was appointed dean of the College of Business and Management at the University of Maryland, College Park. He is the former Chairman and Chief Executive Officer of CS First Boston Merchant Bank. Before the establishment of CS First Boston Merchant Bank in 1990, he was President and Chief Executive Officer of the First Boston Corporation.

    Howard B. Hillman joined the Board of H&Q Group in July of 1989. He was an Officer of Chemical Bank from 1960 to 1969, and has been a venture capitalist since leaving Chemical Bank. Mr. Hillman became a Director of Auto-trol Technology in 1973 and its President in April, 1985. He also currently serves as Auto-trol's Chairman.

    Edmund H. Shea, Jr. was elected a Director of 14&Q Group in November of 1986. He is a co-founder of J.F. Shea Co., Inc., a diversified civil construction, land development and venture investments company, and has served as its Executive Vice President in charge of Venture Capital since 1968. He serves on the Board of Directors of ADAC Laboratories Inc., Vanguard Airlines, Rexon, Inc., Zymed, Inc. and various subsidiaries of JR Shea Co., Inc. Mr. Shea is also on the Advisory Committee of Bay Partners and Oak Investment Partners.

    Lawrence J. Stupski was elected a Director of H&Q Group in October of 1984. He is Vice Chairman of The Charles Schwab Corporation. Before assuming the position of Vice Chairman, he was President and Chief Operating Officer for more than a decade. Mr. Stupski's industry affiliations include serving on the Board of Governors of the Pacific Stock Exchange from 1982 to 1985, Director for the Chicago Board Options Exchange from 1990 to 1991, and serving on the Securities and Exchange Commission Consumer Advisory Committee in 1994.

2.  BENEFITS

    The Firm has employed various incentive compensation plans in order to attract, retain and motivate highly qualified individuals. In addition to salaries, professionals (including officers) whose activities generate commissions or fees are paid a substantial percentage of those commissions or fees.

    The Firm has established discretionary bonus pools for distribution to personnel whose compensation is not based on commission income. Contributions to these pools are based principally on revenue production and distributions are made based on an overall appraisal of individual performance including contributions to revenue production. Executive and administrative management bonus pool contributions are based on Firm earnings and distributions are made based on individual performance appraisals.

    The Firm has adopted a Savings and Employee Stock Ownership Plan (the "SESOP") in which all United States employees are eligible to participate after six months of service. The SESOP is comprised of two major benefit plans: (1) a salary deferral (or 401(k)) plan, in which the Firm matches every dollar contributed by employees with a dollar's worth of its Common Stock up to a certain amount (currently $3500.00 per year); and (2) a profit-sharing plan which was instituted in 1976 for the predecessor partnership. Subsequent to the adoption of the SESOP no contributions to the profit-sharing plan have been made and none are anticipated (although the plan continues to allocate participant forfeitures). Employees' units in their discretionary ESOP and profit-sharing accounts begin vesting after three years of service, at 30%, and become fully vested after 7 years of service with the Firm. The amount of the annual matching contribution is discretionary except that it must be sufficient to enable the Plan to match participant salary deferrals up to the annual maximum amount. The Firm's ESOP contribution for Fiscal 1995 was $1,078,037.

    The Firm established a Stock Option Plan (the 1985 Option Plan) as of September 30, 1985. A total of 1,000,000 shares were authorized for granting of options. As of September 30,

1995 options for 219,602 shares had been granted and are exercisable at prices ranging from $8.41 to $18.10 per share. Of the outstanding options at September 30, 1995, 196,802 have "vested" and are no longer subject to the Company's right of first repurchase at the exercise price.

    In addition to the options issued under the 1985 Option Plan, the Firm has granted 362,005 options outside of the 1985 Option Plan. These options, of which 220,298 have vested, have been granted to officers and directors of the Firm and are exercisable at prices ranging from $8.41 to $21.60 per share.

    Additionally, the Firm has agreed to issue options for 152,000 shares under the 1995 Stock Option Plan, pending approval of the Plan by the shareholders of H&Q Group and qualification with the California Department of Corporations. Such options will be exercisable at $21.60 per share. The 1995 Stock Option Plan authorizes a total of 500,000 shares pursuant to the exercise of options.

    Effective October 1, 1992 the Finn established a Stock Appreciation Rights
(SAR) program for certain key executives. The SARs are granted as of each October 1st, for a term of one year (to coincide with the Firm's fiscal year) and vest over three years. The Firm awarded 307,500, 438,000, and 529,500 SARs as of October 1, 1993, 1994, and 1995, respectively. The SARs will result in additional compensation to the executives based on the increase, if any, in the Firm's book value during the fiscal year following the date of award.

    The Firm provides its employees with group life, medical and long-term disability insurance and other benefits which are believed competitive with similar programs offered by other employers in the securities industry.

                                PRINCIPAL SHAREHOLDERS

    The following table shows the beneficial ownership (including any shares which a person has the right to acquire within 60 days) of the Common Stock (which is H&Q Group's only class of authorized and outstanding securities) as of September 30, 1995 by (a) each person with beneficial ownership of more than 10% of the outstanding Common Stock, (b) all other directors and senior executive officers of H&Q Group and H&Q LLC, taken together.




NAME AND ADDRESS                       NUMBER OF SHARES OWNED             PERCENT OF
  OF OWNER                           (INCLUDING VESTED OPTIONS)         VOTABLE SHARES
  --------                           --------------------------         --------------

William R. Hambrecht                           645,965                      17.71%
One Bush St.
S.F., CA 94104


All other directors and senior               1,312,405
executive officers of H&Q         (300,980 of which are vested options)     27.74%
Group and H&Q LLC
(13 persons)




    All shares owned by the SESOP have been allocated to participants. The Trustees, William R. Hambrecht, Raymond J. Minehan and Steven N. Machtinger, are required to vote shares that have been allocated to participants according to the participants' directions.

                                PRINCIPAL UNIT HOLDERS

    The following table shows the beneficial ownership (including any Units which a person has the right to acquire within 60 days) of Class A and Class B Units of H&Q LP (taken together) as of September 30, 1995 by (a) each person with beneficial ownership of more than 10% of the outstanding Class A and Class B Units (taken together), (b) all other directors and senior executive officers of H&Q Group and H&Q LLC, taken together.


NAME AND ADDRESS                                                PERCENT OF
   OF OWNER                  NUMBER OF UNITS OWNED              TOTAL UNITS
   --------                  ---------------------              -----------

William R. Hambrecht                12,794                         14.61%
One Bush St.
S.F., CA 94104

H&Q Group                           12,596                         14.38%
One Bush Street
S.F., CA 94104

Daniel H. Case III                  9,220                          10.53%
One Bush Street
S.F., CA 94104

All other directors and senior      23,038                         22.42%
executive officers of H&Q
Group and H&Q LLC
(12 persons)


                                 CERTAIN TRANSACTIONS

    H&Q Group has made numerous sales of Common Stock to directors, officers and other employees since it incorporated on January 1, 1983. In each case, the investor purchased the stock at the Net Book Value as of the date of issuance, as determined by the Board, and executed the Shareholders' Agreement dated as of January 1, 19839 if not already a party. A copy of the Shareholders' Agreement is attached as Exhibit E to this Memorandum.

    During fiscal year 1993 15,000 shares of stock at $11.22 were repurchased from officers and directors; 229,720 shares were sold to officers and directors at prices ranging from $8.16 to $11.22 per share; and 2,000 options to purchase stock were granted at $11.22 per share and 41,042 options were granted at $11.22 per share outside the 1985 Stock Option Plan.

    During fiscal year 1994, 2,500 shares of stock at $15.37 were repurchased from officers and directors; 42,000 shares, were sold to officers and directors at $15.37 per share; and 41,304 options were granted at $15.37 per share outside the 1985 Stock Option Plan.

    During fiscal year 1995, 3,700 shares of stock at $21.60 were repurchased from officers and directors; 216,750 shares were sold to officers and directors at prices ranging from $9.38 to $21.60 per share, of which 63,250 shares are pending qualification with the California Department of Corporations; and 80,159 options to purchase shares of stock were granted at prices ranging from $18.38 to $21.60 per share, of which 74,159 were issued outside the 1985 Stock Option Plan and 6,000 are pending qualification with the California Department of Corporations.

    During fiscal year 1994, the initial offering year for H&Q LP, 27,704 Class A Units and 11,401 Class B Units were sold to officers and directors of H&Q Group and H&Q LLC at prices ranging from $15.37 to $47.50 per Unit. No Units were repurchased from such officers or directors. In connection with the exercise of H&Q Group stock options, 20 Class B Units were converted to Class A Units.

    During fiscal year 1995, 74 Class A Units and 1,348 Class B Units were repurchased from officers and directors of H&Q Group and H&Q LLC at prices ranging from $47.50 to $194.75 per Unit, and 2,355 Class A Units and 1,603 Class B Units were sold to officers and directors at prices ranging from $15.37 to $194.75 per Unit. In connection with the exercise of H&Q Group stock options, 2,313 Class B Units were converted to Class A Units.

    Consistent with the Firm's policy of encouraging professional employees to invest personally in companies with which the Firm has established a relationship, directors, officers and other employees of the Firm often make venture capital investments side-by-side with H&Q Group or venture capital funds managed by the Firm. H&Q Group (or one of its wholly-owned subsidiaries) acts as general partner of Hamquist, H&Q Investors and H&Q Nova 1983, each of which is a venture capital limited partnership consisting of investors who are all shareholders, employees or former employees of the Firm and who meet certain suitability requirements regarding investment sophistication and financial net worth. Employees of the Firm are also permitted to invest in partnerships which are created for the purpose of making investments in specific venture companies. Hamco Capital Corporation, a Small Business Investment Company that is wholly-owned by William R. Hambrecht and his family, also regularly invests side-by-side with the Firm's venture capital funds. Side-by-side investments are generally made on the same terms as those applicable to other participants in the same transaction.

    Investments are also made from time to time by the above-described venture capital funds as well as directly by directors, officers and other employees in private placements for which H&Q LLC acts as placement agent and receives a placement fee from the issuer. Such purchases, made directly or through special purpose partnerships, are made on the same terms that pertain to investors unaffiliated with the Firm.

    The amount, if any, invested by any director, officer or other employee in any side-by-side investment or venture capital fund is determined by that person in light of the amount of investment offered to him and his personal financial resources and investment objectives.

    From time to time, directors, officers and other employees of the Firm may buy or sell securities to or from H&Q LLC as principal or through H&Q LLC as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Firm.

                        LITIGATION AND CONTINGENT LIABILITIES

    As is the case with many firms in the securities industry, H&Q LLC, the Firm's wholly-owned brokerage subsidiary, is a defendant or co-defendant in a number of lawsuits which seek substantial but unspecified damages. These suits have arisen in the normal course of business and are incidental to the securities and investment banking business. Most of the proceedings relate to public underwriting of securities in which H&Q LLC participated as a manager, co-manager or member of the underwriting syndicate. In these cases, it is possible that H&Q LLC may be called upon under the terms of the underwriting agreements to contribute to settlements or judgments.

    In class action suits of this type, the Firm has the greatest potential exposure in litigation involving underwritings it managed or co-managed. H&Q LLC has been included among the defendants in civil class actions filed in connection with underwritings in which it acted as co-managing underwriter, as follows:


                                                     H&Q
                                  Offering       Underwriting    Size of
    Issuer                          Date          Percentage     0ffering
    -----------------------------------------------------------------------
    ComputerVision Corporation      8/92              25       $300,000,000
    Dataware Technologies, Inc.     6/93              29         29,250,000


The ComputerVision case was dismissed by the District Court but the plaintiffs have appealed.

    In addition to the above litigation, H&Q Group and affiliated entities are among several defendants in a purported class action lawsuit brought by a purchaser of $25,000 of MiniScribe Corporation debt securities. The district court has declined to certify a similar claim as a class action. In addition, H&Q Group is a defendant in two lawsuits relating to its venture capital activities. One lawsuit was brought by a corporation which was a co-investor in a company in which H&Q Group had a venture capital investment; it claims that an offering in which H&Q Group and others participated was unfairly dilutive to its investment. The other such lawsuit is a purported class action by a shareholder of a company in which H&Q Group was a co-founder and substantial shareholder; H&Q Group is a defendant based on allegations that it was a controlling person and a participant in an alleged conspiracy to commit securities law violations. In addition, the Firm has been advised that it has been named as a defendant in a lawsuit recently filed in California State court relating to a merger in which it served as a financial adviser to the acquired company. Finally, H&Q LLC was named as one of approximately thirty-three broker-dealers who are defendants in purported class action cases alleging anti-trust violations in connection with NASDAQ market-making activities. Substantial damages are sought in each of these lawsuits.

    In addition to the above actions, the Firm is aware of approximately 33 pending lawsuits concerning underwritings in which H&Q LLC participated as a member of the underwriting syndicate from March 1983 to May 1995. H&Q Group has agreed to indemnify H&Q LLC against any expense or liability it may incur in connection with such lawsuits. In such lawsuits, all members of the underwriting syndicate are typically included as members of a defendant class and/or are required by law or pursuant to the terms of the underwriting agreement to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in connection with the litigation (to the extent not covered by the indemnification obligation of the issuer of the securities underwritten pursuant to the underwriting agreement).

    In addition to the securities litigation described above, the Firm and certain current and former employees are the subject of a lawsuit filed by a former employee alleging discrimination in employment based on race and disability, and defamation.

    H&Q Group's Articles of Incorporation and Bylaws allow indemnification of the Firm's officers, directors and agents to the maximum extent permitted under California law. Under these provisions, the Firm itself has been and will be the subject of indemnification assertions by officers, directors or agents of the Firm who are or may become defendants in the above-described or other litigation.

    The Firm is contesting the allegations and believes that it has meritorious defenses in each of these lawsuits. Although the ultimate outcome of such litigation cannot be ascertained at this time, it is the opinion of the Firm's management that the resolution of these actions will not have a material adverse effect on the Firm's consolidated financial position or its operations. An adverse resolution of any of these lawsuits would materially affect the Firm's financial position.

    Because of the Firm's investment banking, securities brokerage, money management and venture capital activities, as well as the directorships in client companies held by the Firm's officers and employees, there is a risk of contingent or actual liabilities in the future from securities litigation. As the number of suits in which the Firm is a party (or is an indemnifying party) increases, the exposure and risk to the Firm's assets also increases. A large judgment or settlement against an underwriter defendant class, or against the Firm alone, would have an adverse effect on the Net Book Value of the Firm's Stock. In addition, the amount of time which management and other employees are required to devote in connection with the defense of such litigation could be substantial and might detract materially from their attention to their other responsibilities with the Firm.

                                 FINANCIAL STATEMENTS

    Following are unaudited consolidated financial statements of H&Q Group and subsidiaries and of H&Q LP as of December 31, 1995 and audited consolidated financial statements of H&Q Group and subsidiaries and of H&Q LP as of September 30, 1995. Audited consolidated financial statements of H&Q Group and subsidiaries and of H&Q LP for prior years are available upon request from the Legal Department.

                               HAMBRECHT & QUIST GROUP

                     UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                AS OF DECEMBER 31, 1995

                               HAMBRECHT & QUIST, L.P.

                            UNAUDITED FINANCIAL STATEMENTS
                                AS OF DECEMBER 31, 1995

                               HAMBRECHT & QUIST GROUP

                      AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF SEPTEMBER 30, 1995

                               HAMBRECHT & QUIST, L.P.

                             AUDITED FINANCIAL STATEMENTS
                               AS OF SEPTEMBER 30, 1995

                      DESCRIPTION OF THE 1995 STOCK OPTION PLAN



                                    - Exhibit A -

                      DESCRIPTION OF THE 1995 STOCK OPTION PLAN

1.  GENERAL

    The 1995 Stock Option Plan (the "SOP") was established to enable the Firm to attract and provide an incentive to directors, officers, key employees and consultants by offering them an opportunity to acquire a proprietary interest in the Firm. The SOP is administered by a Committee (the "Committee") made up of members of the Board of Directors of H&Q Group (the "Board"). The SOP was approved by the Board on January 8, 1996 and became effective on September 30, 1995. Approval of the shareholders of H&Q Group was received on January 25,1996. The SOP will terminate automatically on September 29, 2005 unless sooner terminated by the Board. The full text of the SOP is contained in Exhibit B, and the following description of the essential features of the SOP is qualified in its entirety by reference to the full text of the SOP.

2.  SHARES AUTHORIZED AND PURCHASE PRICE

    The SOP authorizes issuance of ISOs and NSOs which grant options for the sale of up to 500,000 shares of Common Stock. At this time the Firm is no longer granting ISO stock options.

Options will be granted with option prices set at at least 85% of the Common Stock's fair market value at the time of issuance as determined in good faith by the Board.

3.  ELIGIBILITY

    ISOs may be granted only to employees of the Firm, while NSOs may be granted to directors, officers, key employees and consultants. The issuance of options to specific eligible individuals is authorized by the Committee, based upon the recommendation of management.

4.  SPECIAL RIGHT OF REPURCHASE

    In the case of both ISOs and NSOs, one hundred percent (100%) of the shares granted to an individual under the SOP are subject to a special right (but not an obligation) of repurchase by the Company at the original exercise price, which right is in addition to whatever similar rights are provided under the Shareholders' Agreement. This repurchase right lapses at the rate of 20% per year from the date of grant of the option until the special right of repurchase completely terminates on the fifth anniversary of the date of grant. Options held by an officer or director of or consultant to the Company may be subject to additional or greater restrictions. The terms and conditions of this special right of repurchase (essentially equivalent to a "vesting" provision) are set forth in the specific Option Agreement between the optionee and the Firm.

5.  EXERCISE OF OPTION AND TERMS OF SALE

    The number of shares to be purchased and the purchase price, type of consideration and other terms and conditions applicable to each purchase made pursuant to the option are established by the terms of the Option Agreement between the optionee and the Firm. The terms and conditions of the Stock Purchase Agreement and Shareholders' Agreement which are utilized in connection with sales under the SOP are described in the Memorandum under the heading "Description of Shareholders' Agreement and Limited Partnership Agreement."

6.  NO UNDERWRITERS OR DEALERS

    Sales are made under the SOP without the use of any underwriters or dealers, and no discount, commission or other compensation is allowed or paid to any such persons in connection with sales of shares under the SOP.

7.  EXERCISE OF OPTION

    When an optionee decides to exercise his option, he must submit (within the term of the option) his exercise notice, full payment in whatever form has been designated, and a signed Stock Purchase Agreement, which sets forth the basic terms and conditions of the sale, including the number of shares, purchase price and type of consideration to be paid at the time of purchase. Execution of the Stock Purchase Agreement constitutes effective execution of the Shareholders' Agreement, unless a different arrangement is made in a particular instance by the Board.

8.  LIMITATIONS ON TRANSFERABILITY OF COMMON STOCK

    Shares of Common Stock purchased under the SOP are generally subject to the following restrictions on transfer:

    (a) SHAREHOLDERS' AGREEMENT. Each purchaser under the SOP will become subject to the Shareholders' Agreement, which contains a right of repurchase (this is in addition to the special right of repurchase specified in tile Option Agreement, described above) and a right of first refusal option as described in the Memorandum under "Description of Shareholders' Agreement and Limited Partnership Agreement." All certificates for shares of Common Stock will bear a legend stating that they are subject to the foregoing restrictions.

    (b) ABSENCE OF PUBLIC MARKET. The shares of Common Stock sold under the SOP are not traded on any exchange or in any other public market, and the Firm does not presently anticipate taking any steps to cause such a public market to exist. Consequently, purchasers should not expect to find a public market for any shares of Common Stock. The sale of the shares of Common Stock is being made in reliance on an exemption from registration provided by the Securities Act of 1933 and all shares being acquired under the SOP are to be acquired for investment for the purchaser's own account, not as nominee or agent, and not with a view to the sale or distribution of any shares.

    (c) THE SOP. In the event the Option is exercised prior to the expiration of the Film's special right of repurchase, the certificates will bear a legend reflecting the Firm's special right of repurchase at the original exercise price.